EXHIBIT 99.1

INVESTOR CONTACT:
LHA
Don Markley
Senior Vice President
dmarkley@lhai.com
(310) 691-7100

Lion Biotechnologies to Raise Approximately $23 Million in Private Financing

LOS ANGELES, October 31, 2013 -- Lion Biotechnologies, Inc. (OTC Markets: LBIO) today announced that it has entered into definitive agreements with institutional and other accredited investors to raise approximately $23 million in a private financing.  Subscribers have agreed to purchase units consisting of either (i) one share of common stock and a warrant to purchase a share of common stock, or (ii) one share of the newly authorized Series A Convertible Preferred Stock and a warrant to purchase the number of shares of common stock initially issuable upon the conversion of the preferred stock. The shares of common stock (and accompanying warrants) will be sold at $2.00 per share, and the shares of Series A Convertible Preferred Stock (and accompanying warrants) will be sold at $1,000 per share.  The shares of Series A Convertible Preferred Stock will have a stated value of $1,000 per share and will initially be convertible into shares of common stock at a price of $2.00 per share (subject to customary adjustment for stock splits, reorganizations, and similar changes).  Each warrant entitles the holder to acquire one share of common stock at a price of $2.50 for a period of five years from the closing.

After paying the placement agent fees and estimated offering expenses payable by the company, the company expects to receive net proceeds of approximately $21.6 million. The offering is expected to close on or about November 4, 2013, subject to customary closing conditions.

The foregoing securities were offered in the private placement and have not been registered under the Securities Act of 1933, as amended, or applicable under state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.  As part of the transaction, the Company has agreed to file a resale registration statement on Form S-1 with the Securities and Exchange Commission within 30 days of the closing for purposes of registering the resale of (i) the shares of common stock sold to the investors, and (ii) the common stock issuable upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants issued in the private placement.

This notice is issued pursuant to Rule 135c under the Securities Act and does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

Safe Harbor / Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed private placement. The offering is subject to various conditions, and there can be no assurance as to whether or when the offering will be completed or as to the actual size or terms of the offering. These forward-looking statements are subject to risks and uncertainties, including the company’s inability to close the offering, to file the required registration statement, and the other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

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